August 28, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated June 30, 2012, of the Olstein Funds and are in agreement with the statements contained in the “Change in Independent Registered Public Accounting Firm” letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst and Young LLP